Exhibit 23.1

Consent RE:	Form 8k/A – Acquisition of Island Global Yachting LLC and Subsidiaries by MarineMax, Inc.

In connection with the 8k/A:

We consent to the use of our Independent Auditor’s Report dated June 21, 2022, except for note 17, which is dated September 27, 2022, with respect to the consolidated financial statements of lsland Global Yachting LLC and Subsidiaries included in this Form 8-K/A of MarineMax, Inc. and incorporated herein by reference.

/s/ Scott and Company LLC

November 7, 2022

Columbia, South Carolina

1441 Main Street, Suite 800	PHONE: (803) 256-6021 | FAX: (803) 256-8346	Post Office Box 8388
Columbia, South Carolina 29201	www.scottandco.com	Columbia, South Carolina 29202